EXHIBIT 99.1

Arbutus Announces Closing of the Second Tranche of a $116M Strategic Investment
from Roivant Sciences

NOT FOR IMMEDIATE RELEASE:                                                                                                             January 16, 2018

Vancouver, BC and Warminster, PA — Arbutus Biopharma Corporation (Nasdaq: ABUS), an industry-leading hepatitis B virus (HBV) therapeutic solutions company, today announced the closing of the issue and sale of 664,000 series A participating convertible preferred shares of Arbutus (Preferred Shares) to Roivant Sciences Ltd. (Roivant) for gross proceeds to Arbutus of US$66.4 million (Tranche 2). Tranche 2 closed on January 12, 2018 following receipt of the approval of Arbutus' shareholders on January 11, 2018. The Tranche 2 closing represents the second of two tranches of Preferred Shares issued to Roivant and, together with the previously announced Tranche 1 closing, comprise the previously announced US$116.4 million strategic investment by Roivant in Arbutus.

About Arbutus Biopharma
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing, and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, and has facilities in Warminster, PA. For more information, please visit www.arbutusbio.com.

About Roivant Sciences
Roivant is dedicated to transformative innovation in healthcare. Roivant focuses on realizing the full potential of promising biomedical research by developing and commercializing novel therapies across diverse therapeutic areas. Roivant partners with innovative biopharmaceutical companies and academic institutions to ensure that important medicines are rapidly developed and delivered to patients.

Roivant advances its drug pipelines through wholly- or majority-owned subsidiary companies, including Axovant (neurology), Myovant (women's health and endocrine diseases), Dermavant (dermatology), Enzyvant (rare diseases), and Urovant (urology). Roivant also pursues its mission by incubating and launching innovative healthcare companies operating outside of traditional biopharmaceutical development. Roivant's long-range mission is to reduce the time and cost of developing and delivering new medicines for patients.

Pursuant to National Instrument 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Issuers, Roivant is required to file a report on SEDAR (www.sedar.com) containing additional information with respect to the foregoing matters.  For more information, and to receive a copy of the early warning report filed in respect of the above matters, please visit www.roivant.com.

Contact Information

Investors
Bruce Cousins
Executive Vice President and Chief Financial Officer
Phone: 604-419-3200
Email: bcousins@arbutusbio.com

Tiffany Tolmie
Manager, Investor Relations
Phone: 604-419-3200
Email: ttolmie@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858-717-2310
Email: david.schull@russopartnersllc.com